AMENDED AND RESTATED

PROMISSORY NOTE

$242,105.70

September 29, 2011

    Spokane, Washington

AWG International, Inc., a Nevada corporation, (the "Maker") promises to pay to the order of MIP Solutions, Inc., a Nevada corporation, (the "Holder") the principal sum of TWO HUNDRED FORTY-TWO THOUSAND TWO HUNDRED FIVE and 70/100's ($242,105.70) Dollars, together with interest on that amount, upon the agreements, terms and conditions provided in this Promissory Note (the "Note").

The Maker hereby amends and consolidates the promissory notes in the amounts of $25,000, $583.42, $150,000 and $66,522.28 executed on September 29, 2011, providing for, among other things, interest charges effective as of September 29, 2011.

1. Definitions.

(a) Default. The term "Default" means any of the following events:

(i) the Maker at any time fails to pay, when due, any sum owing on this Note; or

(ii) the Maker breaches or fails to perform any obligation under this Note or any other agreement between the Maker and the Holder; or

(iii) the Maker files or is served with any petition for relief under the 11 U.S.C. § 1 et seq. or any similar federal or state statute, or a proceeding is instituted against the Maker seeking a readjustment of the Maker's indebtedness; or

(iv) the Maker assigns any of its assets for the benefit of its creditors; or

(v) an action is commenced to appoint, or the Maker consents to the appointment of a receiver or trustee for all or any part of the Maker's property; or

(vi) the Maker admits, in writing, its inability to pay its debts as they become due; or

(vii) the Maker becomes insolvent; or

(viii) a court of competent jurisdiction enters an order approving a petition seeking a reorganization of the Maker or appointing a receiver, trustee, or other similar official of substantially all of Maker's assets.

(c) Default Rate. The term "Default Rate" means the

rate of interest otherwise payable on this Note plus Twelve percent (12.0%).

2. Interest. All sums owing on this Note shall bear interest from the date of this Note until paid, at a fixed rate of         Twelve percent (12.0%) per annum. Should the Maker default on any of the obligations specified in this Note, all sums owing on the Note shall bear interest at the Default Rate.

3. Payment. On or before the 1st day of June, 2012. All payments shall be made in the lawful currency of the United States of America. All payments shall be made to the Holder at Suite 301, 3773 West 5th St., Post Falls, ID or at such other place as the Holder may specify in writing.

4. Prepayment. The Maker may prepay any amount owing on this Note without incurring any additional charge.

5. Remedies. Upon a Default, the Holder shall have all rights available to it at law or in equity, including all rights available under the Washington Uniform Commercial Code. Any unpaid balance outstanding at the time of a Default, and any costs or other expenses incurred by the Holder in realizing on this Note, shall bear interest at the Default Rate. All rights and remedies granted under this Note shall be deemed cumulative and not exclusive of any other right or remedy available to the Holder.

6. Attorneys' Fees, Costs, and Other Expenses. Maker agrees to pay all costs and expenses which the Holder may incur by reason of any Default, including, but not limited to, reasonable attorneys' fees, expenses, and costs incurred in any action undertaken with respect to this Note, or any appeal of such an action. Any judgment recovered by the Holder shall bear interest at the Default Rate.

7. Transfer; Obligations Binding on Successors. The Maker may not transfer any of its rights, duties, or obligations under this Note without the prior written consent of the Holder. This Note, and the duties set forth in the Note, shall bind the Maker and its successors and assigns. All rights and powers established in this Note shall benefit the Holder and its successors and assigns.

8. Notices. Any notice, consent, or other communication required or permitted under this Note shall be in writing and shall be deemed to have been duly given or made either (1) when delivered personally to the party to whom it is directed (or any officer or agent of such party), or (2) three days after being deposited in the United States' certified or registered mail, postage prepaid, return receipt requested, and properly addressed to the party. A communication will be deemed to be properly addressed if sent to the Maker at 7721 East Trent Ave., Spokane Valley, WA 99212 or if sent to the Holder at Suite 301, 3773 West 5th St., Post Falls, ID. The Maker or the Holder may at any time during the term of this Note change the address to which notices and other communications must be sent by providing written notice of a new address within the United States to the other party. Any change of address will be effective ten (10) days after notice is given.

9. Governing Law. This Note will be construed and the rights, duties, and obligations of the parties will be determined in accordance with the laws of the State of Washington.

10. Headings. Headings used in this Note have been included for convenience and ease of reference only, and will not in any manner influence the construction or interpretation of any provision of this Note.

11. Entire Agreement. This Note represents the entire understanding of the parties with respect to the subject matter of the Note. There are no other prior or contemporaneous agreements, either written or oral between the parties with respect to this subject.

12. Waiver. No right or obligation under this Note will be deemed to have been waived unless evidenced by a writing signed by the party against whom the waiver is asserted, or by its duly authorized representative. Any waiver will be effective only with respect to the specific instance involved, and will not impair or limit the right of the waiving party to insist upon strict performance of the right or obligation in any other instance, in any other respect, or at any other time.

13. Severability. The parties intend that this Note be enforced to the greatest extent permitted by applicable law. Therefore, if any provision of this Note, on its face or as applied to any person or circumstance, is or becomes unenforceable to any extent, the remainder of this Note and the application of that provision to other persons, circumstances, or extent, will not be impaired.

14. References. Except as otherwise specifically indicated, all references in this Note to numbered or lettered sections or subsections refer to sections or subsections of this Note. All references to this Note include any subsequent amendments to the Note.

15. Venue. The Maker agrees that any action on this Note must be brought in a court of appropriate jurisdiction in Spokane County, Washington.

AWG INTERNATIONAL, INC.

MAKER:

Dated:  April 3, 2012

By:Keith White

Its:President

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AMENDED AND RESTATED

PROMISSORY NOTE: Page 1 of 4